February 24, 1997
The Investment Company of America
333 South Hope Street
Los Angeles, CA  90071

Ladies and Gentlemen:

  At your request, we have examined your Registration Statement on Form N-1 and Post-Effective Amendment No. 100 thereto on Form N-1A as filed by you with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your Common Stock, $1 par value, pursuant to Rule 24f-2 under the Investment Company Act of 1940. We have also examined the form of Rule 24f-2 Notice proposed to be filed by you with the Commission not later than the end of February 1997, which indicates that during the fiscal year ended December 31, 1996 you issued and sold 225,851,415 shares of stock pursuant to said indefinite registration (the "Shares"), including 70,957,086 shares issued in connection with dividend and capital gains reinvestment plans. We are familiar with the proceedings taken by you in connection with the authorization and issuance of the Shares.

  Based upon our examination and upon our knowledge of your corporate activities, and assuming, without independent verification, that the Shares were sold in compliance with applicable Blue Sky laws and in the manner referred to in the Registration Statement, it is our opinion that the Shares constitute legally issued, fully paid and nonassessable shares of your Common Stock.

  We consent to the filing of this opinion as an exhibit to the Rule 24f-2
Notice.

                                       Respectfully submitted,
                                       O'MELVENY & MYERS LLP